Exhibit 99.1

Accelerize Announces PUBLIC OFFERING OF COMMON STOCK AND PRIVATE PLACEMENT OF WARRANTS

NEWPORT BEACH, Calif. – August 14, 2015 – Accelerize Inc. (“Accelerize” or the “Company”) (OTCQB: ACLZ) (OTCBB: ACLZ), a leader in marketing technology solutions, today announced that it has entered into a Securities Purchase Agreement with certain purchasers (the “Purchasers”) providing for the issuance and sale of 2,145,000 shares of its common stock at a purchase price of $1.00 per share (the “Registered Shares”) for an aggregate purchase price of $2,145,000.00.

In connection with the sale of the Registered Shares, the Company also entered into a Warrant Purchase Agreement with the Purchasers providing for the issuance and sale by the Company of warrants to purchase 1,287,000 shares of the Company’s common stock at a purchase price of $0.00001 per warrant share covered by such warrant (the “Warrants”). Each Warrant shall be exercisable as of its issuance date at an exercise price equal to $1.32 per share and have a term of exercise equal to five years from the date on which first exercisable.

The Company estimates that the net proceeds from the transactions will be approximately $1.7 million after deducting certain fees due to the placement agent and the Company’s estimated transaction expenses. The offering is expected to close on or about August 19, 2015, subject to satisfaction of customary closing conditions.

Craig-Hallum Capital Group LLC is acting as exclusive placement agent for the transactions.

The Registered Shares are being offered pursuant to an effective shelf registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (“SEC”). The Registered Shares may be offered only by means of a prospectus supplement and accompanying prospectus. A prospectus supplement and accompanying prospectus related to the offering will be filed with the SEC, and will be available on the SEC’s website located at http://www.sec.gov and may also be obtained from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6300, email: prospectus@chlm.com.

The Warrants will be issued and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Accelerize

Accelerize Inc. (OTCQB: ACLZ) (OTCBB: ACLZ) offers marketing technology solutions that revolutionize the way advertisers leverage their digital advertising data. For more information, visit www.accelerize.com, the contents of which are not a part of this press release.

Use of Forward-looking Statements

This press release may contain forward-looking statements from Accelerize Inc. within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. For example, Accelerize states that the offering is expected to close on or about August 19, 2015. In fact, the closing of the offering is subject to various conditions and contingencies as are customary in securities purchase agreements in the United States. If these conditions are not satisfied or the specified contingencies do not occur, this offering may not close. For this reason, among others, you should not place undue reliance upon the Company’s forward looking statements. Except as otherwise required by law, Accelerize undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting Accelerize, reference is made to Accelerize’s reports filed from time to time with the SEC.

Investor Relations Contacts
Accelerize Inc.
Brian Ross

Chairman & CEO

brian@accelerize.com

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